Exhibit 10.22a

March 21, 2011

Ms. Elizabeth McLaughlin

RE:  Employment Transition

Dear Betsy,

This letter sets forth the terms and conditions of our agreement (the “Agreement”) regarding your separation of employment with Hot Topic, Inc. (the “Company”).  This Agreement will become effective on the Effective Date as defined in Section 15 herein.  You and the Company hereby agree as follows:

1. Resignation and Continued Service.  You have submitted, and the Company has accepted, your resignation as Chief Executive Officer of the Company and member of the Company’s Board of Directors (the “Board”) effective as of March 21, 2011.  Additionally, you have submitted, and the Company has accepted, your resignation as an employee of the Company effective as of June 24, 2011 (the “Separation Date”).  From the date of this Agreement through the Separation Date (the “Transition Period”), you will (i) continue as an employee of the Company, (ii) receive your current base salary and (iii) remain enrolled in all Company benefit plans in which you are presently enrolled. During the Transition Period, you are not required to be physically present at Company headquarters, as long as you are available via phone and/or electronic mail.

2. Benefits.  In exchange for your continued service specified above and your covenants and releases herein, and provided that this Agreement becomes effective as specified in Section 15 below, the Company will: i) continue to pay you your base salary currently in effect, subject to standard payroll deductions, for a period of fifteen (15) months following the Separation Date (with the first six (6) months of such payments being made in a lump sum on January 3, 2012 and the remaining nine (9) months of such payments being made ratably on the Company’s normal payroll dates during such nine (9) month period); ii) assuming you timely and effectively elect to continue your medical, dental and vision group health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the continuation of health coverage provisions of California or other applicable state law  (collectively, “COBRA”), following the Separation Date the Company shall pay the same percentage of the COBRA premiums for you and your qualified beneficiaries as it paid for you and your qualified beneficiaries as of the Separation Date until the earliest of (A) the thirty-sixth (36th) month following the Separation Date, or (B) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (such period from the Separation Date through the earliest of (A) or (B), the “COBRA Payment Period”); iii) continue to pay your individual monthly Exec-U-Care fee and reimburse eligible expenses covered by the Exec-U-Care policy during the COBRA Payment Period, at the level in effect as of the Separation Date; and iv) continue to pay your supplemental disability insurance premiums during the COBRA Payment Period, at the level in effect as of the Separation Date.  On the Separation Date, the Company will pay you all vacation pay which has accrued through that date.

If you become eligible for coverage under another employer's group health plan, disability policy and/or a policy substantially similar to the Exec-U-Care policy, you agree to immediately notify the Company of such event, and the Company’s obligation to pay COBRA premiums, Exec-U-Care fees and expenses, and supplemental disability insurance premiums on your behalf shall cease to the extent you then have coverage under such new health insurance plan, Exec-U-Care type policy or disability policy, as the case may be.  However, if for any reason other than your eligibility for coverage under another employer’s group health plan you cease to be eligible for COBRA coverage during the COBRA Payment Period, for the balance of the COBRA Payment Period and upon proper proof of enrollment, the Company agrees to pay your premiums for a health plan comparable to that which was in effect for you as of the Separation Date.

Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on your behalf, the Company will  pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your payment of COBRA premiums and without regard to the expiration of the COBRA Payment Period prior to thirty-six (36) months following the Separation Date.  Such Special Severance Payment shall end on the earlier of (x) the date on which you commence other employment and are eligible for health insurance coverage through such other employment or (y) the close of the thirty-six (36) month period following the Separation Date.

3. Expense Reimbursement.  You agree that you will submit your final documented expense reimbursement statement within thirty (30) days of the Separation Date reflecting all business expenses you incurred prior to and including the Separation Date, if any, for which you seek reimbursement.  The Company shall reimburse such expenses, along with the expenses referred to in the first sentence of Section 5 below, pursuant to Company policy and regular business practice.

4. Stock Options.  Provided that you agree to the terms and conditions of this Agreement and it becomes effective as specified in Section 15 below, the following terms will apply:

(i) All options granted to you to purchase shares of the Company’s common stock at the exercise price of $4.75 will accelerate such that they are vested and immediately exercisable as of the Separation Date;

(ii) All options granted to you to purchase shares of the Company’s common stock at the exercise price of $6.37 and $9.56 will continue to vest in accordance with the terms of the Company’s stock option plan pursuant to which such options were granted and any associated grant notice(s) through the Separation Date;

(iii) Any and all other options granted to you by the Company to purchase shares of the Company’s common stock at any price will terminate immediately upon the Effective Date, and you will not be able to exercise such options at any time after the Effective Date;

(iv)  Following the Separation Date, you may exercise your vested stock options during such time as is permitted in the applicable option agreement(s), after which time all vested and unexercised stock options will be forfeited; and

(v)  Any and all other stock awards granted to you by the Company pursuant to any of the Company’s equity incentive plans or otherwise will terminate immediately upon the Effective Date.  For the avoidance of confusion, the foregoing shall not affect any shares of the Company previously issued to you upon the exercise of stock options.

5. Company Vehicle. The Company will continue to pay the monthly lease, maintenance and insurance on your Company vehicle through the end of the current lease period, as well as gasoline for work-related purposes during the Transition Period.  At the termination of the lease period, the Company agrees to purchase the vehicle and promptly thereafter transfer title and ownership of the vehicle to you.  In addition, the Company will provide you with an amount equal to its estimation of the state and federal income taxes you will incur in connection with your applicable tax returns as a result of the transfer.

6. Legal Fees.  Provided that you agree to the terms and conditions of this Agreement and it becomes effective as specified in Section 15 below, the Company agrees to reimburse you for actual and reasonable attorneys’ fees incurred by you in connection with the negotiation and execution of this Agreement, up to a maximum of $10,000.

7. Other Compensation and Benefits.  Except as expressly provided herein, you acknowledge and agree that you are not entitled to and will not receive any additional compensation, severance, stock options, stock or benefits from the Company.

8. Termination of Company’s Obligations.  Notwithstanding any provisions in this Agreement to the contrary and except as consented to above, the Company’s obligations hereunder shall cease and be rendered a nullity immediately should you fail to comply with any of the provisions of this Agreement.

9. Company Property.  You shall return to the Company on or before the Separation Date all Company documents (and all copies thereof) and other Company property in your possession or your control, including, but not limited to, computer security access, Company files, business plans, notes, samples, sales notebooks, drawings, specifications, calculations, sequences, data, computer-recorded information, tangible property, including, but not limited to, cellular phones, blackberries, computers, credit cards, entry cards, keys and any other materials of any nature pertaining to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining exclusively to any  “Proprietary Information” ( as defined below).

10. Proprietary Information Obligations.  You hereby acknowledge that you have had access to confidential and proprietary information and trade secrets of the Company in connection with your relationship therewith.  You hereby acknowledge that such information includes, but is not limited to:  (a) inventions, developments, designs, applications, improvements, trade secrets, formulae, methods or processes, discoveries, techniques, plans, strategies and data of the Company (hereinafter “Inventions”); and (b) plans for research, development, new products, marketing and selling, information regarding business plans, budgets and unpublished financial statements, licenses, prices and costs, information concerning potential and existing suppliers and customers of the Company and information regarding the skills and compensation of employees of the Company (collectively, with Inventions, hereinafter referred to as “Proprietary Information”).  The parties agree that the term “Inventions” does not include an invention for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on your own time, unless (a) the invention relates at the time of its conception or reduction to practice  (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by you for the Company.  The parties further agree that the term “Proprietary Information” does not include (x) information that (i) is or becomes generally available to the public other than as a result of a disclosure by you, or (ii) is or becomes available to you from a source other than the Company or any third party who is under a contractual or fiduciary duty to the Company to maintain the confidentiality of such information, or (y) any general know-how, knowledge or skills which you possess concerning the industry in which the Company operates or otherwise and whether you obtained such general industry know-how, knowledge and skills prior to or during your employment with the Company.  In view of the foregoing, you hereby agree, warrant and acknowledge that:

a. On or before the Separation Date, you will surrender and deliver to the Company all documents, notes, laboratory notebooks, drawings, specifications, calculations, sequences, data and other materials of any nature pertaining exclusively to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining exclusively to any of the foregoing Proprietary Information.

b. You have held and will continue to hold in confidence and trust all Proprietary Information and shall not use or disclose any Proprietary Information without the prior written consent of the Company.

c. You have assigned to the Company your entire right, title and interest, if any, in and to any and all Inventions (and all proprietary rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made, conceived of, reduced to practice, or learned, by you, either alone or jointly with others, during the course of your employment with the Company.

d. Your breach of the foregoing agreements and acknowledgments will result in unique and special harm to the Company and therefore the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

11. Confidentiality and Publicity.  The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement, in confidence, to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

12. Non-Disparagement.  The Company agrees that the Company’s executive officers and members of its Board of Directors will not disparage you in any manner likely to be harmful to you or your future employment opportunities, business, business reputation or personal reputation, and you agree that you shall not disparage the Company, its executive officers, or the members of its Board of Directors in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that each party shall respond accurately and fully to any questions, inquiry or request for information when required by legal process.  In any action to enforce the terms of this Section 12, the aggrieved party shall be entitled to recover all damages at law or in equity which it or she proves in accordance with applicable law.

13. Non-Solicitation. During the fifteen (15) months following the Separation Date, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to limit, reduce, or terminate his or her relationship with the Company.

14. Release of Claims by You.  In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code, and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, including, without limitation, the Indemnity Agreement (as defined below), the articles of incorporation, other charter documents,  bylaws, or operating agreements of the Company, or under applicable law; (b) any rights that are not waivable as a matter of law; or (c) any claims arising from the breach of this Agreement.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

15. ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”).  You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled.  You are advised by this writing, as required by the ADEA, that:  (a) your waiver and release do not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after you sign this Agreement, provided that you have not earlier revoked this Agreement (the “Effective Date”).  You will not be entitled to receive any of the benefits specified by this Agreement unless and until it becomes effective.

16. Release of Claims by the Company.  In exchange for the consideration stated in this Agreement, save and except for any rights or claims created by or contained in this Agreement, the Company, its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns, hereby release you from all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement; provided, however, notwithstanding the foregoing, that the Company does not release you from any acts of financial misconduct, embezzlement, financial fraud, or willful misappropriation of corporate resources committed by you against the Company.

17. Section 1542 Waiver.  In giving the applicable releases set forth herein, which include claims which may be unknown at present, each party hereby acknowledges that such party has read and understands Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Each party hereby expressly waives and relinquishes all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

18. No Admissions.  The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and that the promised payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.

19. Company Representations.  The Company represents and warrants that it has all requisite corporate power and authority to enter into this Agreement, that all corporate action on behalf of the Company has been taken with respect to the authorization of this Agreement (including its approval by a majority of the disinterested members of the Board in accordance with applicable law), and that this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting creditors’ rights generally.

20. Entire Agreement.  This Agreement constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein.  It may not be modified except in writing signed by you and the Chairman of the Board.  Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by her or its respective attorneys, and signed the same of her or its free will.  Nothing in the Agreement is intended to alter or otherwise supersede the Indemnity Agreement entered into by and between the you and the Company on June 8, 2004 (the “Indemnity Agreement”).  You and the Company agree that the Indemnity Agreement embodies a separate subject matter than that contained in the Agreement, and the Company hereby acknowledges its continuing obligations pursuant to the Indemnity Agreement.

21. Successors and Assigns.  This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

22. Applicable Law.  This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

23. Dispute Resolution.  To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all disputes or controversies of any nature whatsoever (with the sole exception of disputes involving enforcement of the Proprietary Information), arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Orange County, California, under the then-existing JAMS rules for expedited arbitration, provided that in the event of a conflict between JAMS rules and this Agreement the terms of this Agreement shall control.  You and the Company shall each pay one-half of the arbitrator’s fees, and each shall separately pay its counsel fees and expenses unless otherwise required by law.  Nothing in this Agreement shall prevent either party from seeking to obtain injunctive relief in court to preserve the status quo or prevent irreparable harm pending the conclusion of any such arbitration.  Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by Court action instead of arbitration.

24. Attorneys’ Fees.  In the event of any dispute arising out of or relating to this Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceeding shall be entitled to receive his or its damages, court costs, and all out-of-pocket expenses, including attorneys fees.  Such recovery shall include court costs, out-of-pocket expenses, and attorneys’ fees on appeal, if any.

25. Severability.  If a court or arbitrator of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired.  Such court or arbitrator will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

26. Indemnification.  Each party hereto will indemnify and save harmless the other party hereto from any loss incurred directly or indirectly by reason of the falsity or inaccuracy of any representation made herein made by such party.

27. Authorization.  You warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein and, further, that you are fully entitled and duly authorized to give your complete and final general release and discharge.

28. Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

29. Section Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Please confirm your assent to the foregoing terms and conditions of our Agreement by signing and returning a copy of this letter to me.

Sincerely,

Hot Topic, Inc.

Bruce Quinnell	Dated
Chairman of the Board
Hot Topic, Inc.

Having read and reviewed the foregoing, I hereby agree to and accept the terms and conditions of this Agreement as stated above.

Elizabeth McLaughlin	Dated